Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 05-37

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI SIGNS DEFINITIVE PURCHASE AGREEMENT WITH PREHEAT, INC.

Acquisition Immediately Accretive to Earnings

Preheat Annual Revenues More Than $20 million; Pro Forma 2005 EBITDA Expected to Top $5 million

Oil Field Rental Equipment Added as Third Core Business Unit

CARENCRO, LA – DECEMBER 29, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today the execution of a definitive Stock Purchase Agreement to acquire Preheat, Inc. (“Preheat”) for $16 million in cash, and the issuance of 900,000 shares of OMNI’s common stock and $4.0 million of buyer promissory notes. Closing is subject to the approval of the Company’s lenders, the Board of Directors of both companies and the shareholders of Preheat. At closing, Preheat is required to have on hand a minimum of $4.5 million of excess working capital. For the calendar year ending December 31, 2005, the Company said it expects Preheat’s annual revenues and Pro Forma EBITDA will exceed $20.0 million and $5.25 million, respectively.

Commenting on the execution of the definitive Stock Purchase Agreement, James C. Eckert, President and Chief Executive Officer, said, “The acquisition of Preheat, Inc. is an outstanding opportunity for OMNI to continue management’s plan of increasing shareholder value through a combination of strategic acquisitions and structured organic growth. Preheat’s rental fleet and specialized environmental services are utilized extensively by drilling contractors operating in the Gulf of Mexico, whereas environmental services performed by Trussco, our environmental business unit and wholly-owned subsidiary, are focused primarily on oil and gas production companies working in the Gulf of Mexico. The combination of the environmental services provided by Trussco, coupled with Preheat’s extensive fleet of rental equipment and specialized environmental services, affords OMNI a tremendous opportunity for further growth and expansion. The anticipated increase in equipment rental revenues will clearly establish this segment as a separate core business unit with the opportunity for excellent revenue enhancement through expansion of OMNI’s rental fleet, as well as strategic accretive acquisitions. The operations of Trussco and Preheat naturally complement each other, allowing OMNI the opportunity to capitalize on numerous operating synergies, including improved asset utilization and personnel efficiencies. Preheat is in a business segment that we understand very well. We believe this acquisition will have an immediate positive impact on OMNI’s operations and profitability.”

“We have worked very hard to structure the business terms of this acquisition to align the interest of Preheat’s management with OMNI’s stockholders. We are very excited about the Preheat acquisition and the future growth opportunities it affords OMNI,” concluded Eckert.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to close timely and integrate the acquisition referenced herein, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the OMNI’s filings with the Securities and Exchange Commission.